UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2015

Edge Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37568	26-4231384
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Connell Drive, Suite 1600
Berkeley Heights, NJ 07922
(800) 208-3343
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Equity Grant to W. Bradford Middlekauff

On November 16, 2015 (the “Grant Date”), the Compensation Committee of the Board of Directors of Edge Therapeutics, Inc. (the “Company”) granted W. Bradford Middlekauff, the Company’s newly appointed Senior Vice President, General Counsel and Secretary, non-qualified stock options to purchase 80,000 shares of the Company’s common stock  pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4) and not pursuant to the Company’s 2014 Equity Incentive Plan or any other equity incentive plan of the Company (the “Options”). The Options were granted as an inducement material to Mr. Middlekauff’s acceptance of employment with the Company.

The Options have an exercise price equal to $14.92 per share, equal to the closing price of the Company's common stock as reported by NASDAQ on the Grant Date.  The Options vest over four years with 25% vesting on October 30, 2016, which is one year following Mr. Middlekauff’s date of hire and the remaining 75% vesting in 36 equal monthly installments thereafter, subject to continued service to the Company through each vesting date and subject to acceleration or forfeiture upon the occurrence of certain events as set forth in Mr. Middlekauff’s option agreement.

Item 8.01	Other Events.

On November 20, 2015, the Company issued a press release announcing the grant of the Options. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press release dated November 20, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2015	Edge Therapeutics, Inc.

	By:	/s/ Andrew J. Einhorn
Name: Andrew J. Einhorn
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated November 20, 2015.